Exhibit 99.1

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Media/Analysts/Investors:

Sailash Patel

919-456-7814

Sailash.Patel@furiex.com

Furiex Pharmaceuticals Reports First Quarter 2014 Financial Results

First Quarter 2014 Highlights:

●	Royalty revenues of $6.4 million.
●	Cash and cash equivalents balance of $22.9 million as of March 31, 2014.

MORRISVILLE, N.C. (May 7, 2014) – Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended March 31, 2014.

Total revenues were $6.4 million for the quarter ended March 31, 2014 as compared to $39.3 million for the three months ended March 31, 2013. Royalty revenue of $6.4 million for the first quarter of 2014 related to the sale of alogliptin and related combination products in Japan and the United States, and of Priligy® in various countries outside the United States. Prior year first quarter revenues included a $25.0 million regulatory milestone from Takeda Pharmaceutical Company Limited with respect to the FDA approval of three new alogliptin-related products in January 2013 and a $5.0 million milestone from the Menarini Group upon the launch of Priligy in France in March 2013.

Research and development expenses were $14.3 million for the quarter ended March 31, 2014, compared to $25.4 million for the same period in the prior year. The decrease in research and development expense was due primarily to the timing and progression of the Phase III clinical trial costs associated with the continued development of eluxadoline.

Selling, general and administrative expenses decreased $0.3 million to $3.6 million in the first quarter of 2014 from the first quarter of 2013. The decrease in selling, general and administrative expense was due primarily to decreases in non-cash stock compensation expense of $1.0 million related to employee and consultant options, including the mark-to-market adjustment for non-vested consultant options, partially offset by additional restricted stock awards issued to employees and directors during 2013 and the first quarter of 2014.

Interest expense increased $0.5 million to $1.6 million in the first quarter of 2014 from the first quarter of 2013. The increase in interest expense was due to increased borrowings under the second amended loan agreement with Midcap Funding and Silicon Valley Bank in September 2013, in addition to a new $15.0 million loan with a related party as of September 2013.

Net loss was $13.1 million for the first quarter of 2014, compared to net income of $9.0 million for the first quarter of 2013. The change in operating results during the first quarter of 2014, as compared to the same period in the prior year, relates primarily to the changes in total revenues and research and development expenses, previously discussed.

Net loss per basic and diluted share for the first quarter of 2014 was $1.25, compared to net income per basic and diluted share of $0.89 and $0.82, respectively, for the first quarter of 2013.

Company Conference Call

In light of the April 28, 2014 announcement by Forest Laboratories, Inc., a copy of which can be obtained at the Company’s website, www.furiex.com, the Company will forgo the previously announced first quarter 2014 earnings call formerly scheduled for May 8, 2014.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The Company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, one compound in Phase III development, one compound which is with a partner pending regulatory approval in Japan, and four products on the market. The Company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: progress of compounds in clinical trials and regulatory approvals; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; the risk of finding a collaborator for our late-stage compounds, or risks involved in our attempting to commercialize compounds ourselves; continuing losses and our potential need for additional financing; reliance on key personnel; inability of collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2014
Revenue:
Milestones	$30,000	$—
Royalties	9,325	6,422
Total revenue	39,325	6,422
Research and development expenses	25,363	14,279
Selling, general and administrative expenses	3,873	3,554
Depreciation and amortization	22	8
Total operating expenses	29,258	17,841
Operating income (loss)	10,067	(11,419)
Interest expense	1,100	1,627
Other income, net	90	1
Income (loss) before provision for income taxes	9,057	(13,045)
Provision for income taxes	91	6
Net income (loss)	$8,966	$(13,051)

Net income (loss) per basic share	$0.89	$(1.25)

Net income (loss) per diluted share	$0.82	$(1.25)

Weighted-average shares used to compute net income (loss) per basic share	10,036	10,442
Dilutive effect of stock options	838	—
Weighted-average shares used to compute net income (loss) per diluted share	10,874	10,442

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	March 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$29,153	$22,902
Accounts receivable, net	8,178	6,422
Prepaid expenses	415	251
Total current assets	37,746	29,575
Property and equipment, net	87	79
Deferred financing costs, net	1,493	1,347
Goodwill	49,116	49,116
Total assets	$88,442	$80,117

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,072	$7,139
Accrued expenses	5,302	4,550
Current portion of long-term debt, third party	10,080	14,280
Current portion of long-term debt, related party	500	1,000
Total current liabilities	22,954	26,969
Long-term debt, third party, net	31,920	27,720
Long-term debt, related party, net	14,500	14,000
Other long-term liabilities	627	726
Total liabilities	70,001	69,415

Common stock, $0.001 par value, 40,000,000 shares authorized; 10,459,233 and 10,805,611 shares issued and outstanding, respectively	10	11
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	175,094	180,405
Accumulated deficit	(156,663)	(169,714)
Total shareholders’ equity	18,441	10,702
Total liabilities and shareholders’ equity	$88,442	$80,117